Exhibit 99.1
SOMAXON PHARMACEUTICALS, #11127143
SOMAXON CONFERENCE CALL
February 26, 2009, 1:30 PM PT

Operator:	Good afternoon, ladies and gentlemen. Thank you for standing by. Welcome to the Somaxon conference call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star, followed by the one, on your touchtone phone. If you would like to withdraw your question, please press the star, followed by the two. If you are using speaker equipment, please lift the handset before making your selection.

This conference is being recorded today, Thursday, February 26, 2009.

I would now like to turn the conference over to Mr. Rob Whestone, Investor Relations. Please go ahead, sir.

Rob Whestone:	Thank you, Adrian. Good afternoon, everyone, and thank you for joining us today to discuss the complete response letter that Somaxon Pharmaceuticals received from the FDA regarding its new drug application for Silenor®.

On the call today are Richard Pascoe, the company’s President and Chief Executive Officer, and Meg McGilley, the company’s Vice President and Chief Financial Officer.

First, some housekeeping issues before we start. Earlier today, Somaxon issued a news release regarding the complete response letter. If you’ve not received this news release, if you’d like to be added to Somaxon’s fax and email list to receive company information, or if you would like to change your contact information, please contact Janet Simmons at Pondel Wilkinson at 310-279-5974. We encourage everyone to read today’s news release as well as Somaxon’s SEC reports.

In addition, please be advised that this conference call is being broadcast live on the Internet at http://investors.Somaxon.com/eventdetail.cfm. A playback of this call will be available and may be accessed at that site.

Please note that certain of the information discussed on the call today is covered under the safe harbor provisions of the Private Securities Litigation Reform Act. I caution listeners that during this call, Somaxon management will be making forward-looking statements. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. These forward-looking statements are qualified by the cautionary statements contained in Somaxon’s press releases and SEC filings, including its annual report on form 10-K and quarterly reports on form 10-Q.
Somaxon Pharmaceuticals
Somaxon Update

The content of this conference call contains time-sensitive information that is accurate only as of the date of this live broadcast, February 26, 2009. Somaxon undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this call.

With that said, it’s my pleasure to turn the call over to Richard Pascoe. Rich?

Richard Pascoe:	Thank you, Rob, and good afternoon, everyone. We appreciate your joining us on such short notice to discuss today’s announcement.

As most of you now know, earlier today we announced that we received a complete response letter from the FDA relating to our new drug application for Silenor. In the complete response letter, the FDA stated that the NDA cannot be approved in its current form. The FDA raised a number of issues relating to the interpretation of the efficacy data contained in the NDA, and indicated that they were open to a discussion of these concerns. The FDA did not specifically request that we conduct any additional clinical trials. We believe that a discussion with the FDA will be necessary to fully understand the implications of the issues raised by the FDA, and we intend to schedule this discussion as soon as possible. We intend to provide a more specific update after we have conferred with the agency.

With respect to safety, the FDA noted that there were no adverse events listed in the NDA that would preclude approval. However, the FDA asked us to address the possibility that doxepin may prolong the cardiac QT interval. We intend to respond immediately by submitting the results of our completed standard clinical trial that evaluated the potential for electrocardiogram effects of doxepin. This clinical trial enrolled approximately 200 subjects, and included both a placebo control group and an active control group, dosed with moxifloxacin. As we have previously disclosed, the results of this clinical trial demonstrated that doxepin had no effect on QT interval prolongation when administered at 6 milligrams, which is the highest dose of doxepin studied in the Silenor clinical program, or when administered at 50 milligrams.

In addition, at the doses used in this clinical trial, doxepin had no effects on any other studied electrocardiogram parameters. The active and placebo control groups performed as expected, and provided support that this was a valid and well-controlled clinical trial.

By way of background, we submitted the NDA for Silenor in January of 2008. The NDA includes all of the data from our clinical development program, including the data from each of our four Phase 3 clinical trials, evaluating Silenor for the treatment of insomnia. In each of these clinical trials, Silenor demonstrated statistically significant improvements compared to placebo on the primary endpoint and multiple secondary endpoints. The NDA was accepted for filing by the FDA as of March 2008, resulting in an initial PDUFA date of December 1, 2008. In November of last year, the FDA notified us that it had extended its review for three months, resulting in a revised PDUFA data of February 27, 2009. At that time, the FDA did not raise any issues relating to the data in the NDA.
Somaxon Pharmaceuticals
Somaxon Update

We continue to believe that the data contained in the NDA, together with the QT data that we will be submitting, is sufficient to support a determination by the FDA that Silenor can be approved for the treatment of insomnia. We are committed to working with the FDA to resolve the issues raised in the Complete Response Letter so that Silenor can be approved. As we continue to seek approval of Silenor, we will continue to take measures to conserve our cash, and we will evaluate financing alternatives available to us.

With that, and for the time available, we would be happy to address any questions you may have. Operator?

Operator:	Thank you. Ladies and gentlemen, at this time, we will begin the question and answer session. As a reminder, if you have a question, please press the star, followed by the one, on your touchtone phone. If you would like to withdraw your question, please press the star, followed by the two. Also, if you are using speaker equipment, you will need to lift the handset before making your selection.

One moment, please, for our first question. And our first question comes from the line of Corey Davis with Natixis. Please go ahead, sir.

Corey Davis:	Thanks very much. So I guess the first thing is, are there questions on the efficacy, ones that would turn a positive study into a negative study? Maybe part B would be, are there questions over the statistical analysis? And part C, is it just interpretation of the numerical values that would eventually end up being in the label?

Richard Pascoe:	Corey, it’s Rich. Thanks for the question. I think it’s appropriate now that we continue to digest what’s in the Complete Response Letter, and as stated, we really need to have a dialogue with the FDA, which we intend to pursue here in the near term, to better understand the concerns that they raised related to, you know, these various— these various questions that you’ve posted. So I think at this point, it would be inappropriate for me to try to comment on that. I think it’s sufficient to say that we believe the NDA contains a very robust, you know, clinical data package, and we intend to pursue, you know, approval of the product, based on that package. But I really am not at liberty to answer your questions precisely or directly today.

Corey Davis:	Sure. Well, let me ask in a different way, that has nothing to do with the FDA. In your statistical analysis plans and your chosen primary endpoints for all of the four studies, did you do anything differently, let’s say, Ambien CR did, or Lunesta, that served the basis for their approvals?

Richard Pascoe:	Well, we explored— that’s a complex question. I think it’s fair to say that we had all of our clinical trials, Phase 2 and 3, were well-designed, placebo-controlled trials, all of which met their primary endpoint and multiple secondary endpoints, and demonstrated, you know, the necessary effects on the promotion of sleep. You know, the data, we can certainly, you know, sort of recapitulate here at the appropriate time in the future. But I think it’s fair to say that the clinical program was well-designed, the trials were well-run,

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the results of those trials are well-known and public, and you know, we believe that they support the filing.

Corey Davis:	OK, and then last question, I know you said QT is positive, but part one is, what was the average increase in QT prolongation for all of the doxepin arms versus placebo? And part B is, were there any patients over 500 milliseconds?

Richard Pascoe:	Corey, I have to get back with you specifically on those questions. I think it’s fair to say that, you know, the trial demonstrated that doxepin, in this case, 6 milligrams and 50, had no effect on QT integral prolongation. The specifics of that, I would have to consult with our clinical folks.

Corey Davis:	And is the reason that the FDA asked for it simply a box-checking exercise, or was there any sort of signal whatsoever that kind of raised the flag that they would need to ask for it?

Richard Pascoe:	Well, you know, as previously stated, you know, the agency noted that there were no adverse events listed in the NDA that would preclude approval. And they simply asked us to address the possibility that doxepin, you know, might prolong QT intervals, and so we have the study completed, we have the data available, we’re in a position to submit that here in the near-term, and we intend to do so.

Corey Davis:	OK, fair enough. Thanks.

Richard Pascoe:	All right, thank you.

Operator:	Thank you. And at this time, I would like to turn it back over to Mr. Pascoe. Please go ahead.

Richard Pascoe:	Thank you, Operator, and thank you all for joining us this afternoon. As always, we appreciate your continued support and interest in our company. If anyone has any further questions, please do not hesitate to contact Somaxon Pharmaceuticals, our corporate or investor relations teams at Somaxon. That concludes our call today, and we thank you for your kind attention.

Operator:	Thank you. Ladies and gentlemen, this concludes the Somaxon conference call. If you would like to listen to the replay of today’s conference, please dial 1-800-405-2236, with the access code 11127143.
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